EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("the Agreement") is entered into as of October 12, 1999 between Adatom.com, Inc., having its principal place of business at 920 Hillview Court, Suite 160, Milpitas, CA 95035 (the "Company"), and Mr. Richard Barton ("Executive").

      A. Executive has been employed by Adatom, Inc. as its President. Concurrently with the execution of this Agreement, Adatom, Inc. is merging into the Company, whose name immediately prior to said merger was HealthCore Medical Solutions, Inc. The Company wishes to employ Executive as its Chairman of the Board of Directors, President and Chief Executive Officer, and now enters into this agreement to memorialize the terms of such employment.

      B. The parties hereto therefore agree as follows:

1. EMPLOYMENT.

      The Company hereby employs Executive to serve as Chairman of the Board of Directors, President and Chief Executive Officer for the period commencing on the date of this Agreement and ending December 31, 2002, unless such employment is sooner terminated as provided in this Agreement (the "Employment Period"); provided, however, that on each annual anniversary of the date of this Agreement the term of this Agreement shall be automatically extended for a period of one additional year unless the Company or Executive gives the other party notice of non-extension at least 30 days prior to the then relevant anniversary date. Executive's responsibilities shall consist of those of President and CEO as set forth by the Board of Directors of the Company ("the Board"). In the event Executive continues in the full-time employment of the Company after the end of the Employment Period, without a new employment agreement or an extension or renewal of this Agreement, such continued employment shall be on a yearly basis terminable at any time, for any reason or for no reason, without cause, by Executive or the Company upon 60 days' written notice.

2. COMPENSATION.

      2.1 BASE SALARY. Executive shall be paid a base salary at a yearly rate of $200,000, payable in accordance with the Company's payroll policies for executive officers. The base salary shall be reviewed on or before June 1 of each year, starting in the year 2000, by the Board or the Compensation Committee of the Board (the "Committee") to determine if such base salary should be increased in recognition of Executive's services to the


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Company; provided, however, that the base salary shall not be decreased below
$200,000.

      2.2 BONUS. Executive shall be eligible for a bonus of up to $100,000 annually, which bonus shall be paid upon attainment of certain goals as set forth in the business plan of the Company approved by the Board.

      2.3 REIMBURSEMENTS. Executive shall be entitled to reimbursement for reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties under this Agreement, subject to reasonable reporting and documentation requirements for such expenses.

      2.4 WITHHOLDING. The Company shall withhold from any compensation hereunder such amounts on account of payroll taxes, income taxes and other similar matters as are required to be withheld by applicable law.

      2.5 BENEFIT PLANS; VACATION. During the Employment Period, Executive may participate in any profit-sharing, stock option, bonus, retirement, disability, life or medical insurance plans or programs now or hereafter maintained by the Company for its employees generally. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any plans or programs at any time, or from time to time. Executive shall be entitled to four weeks of paid vacation (or a pro rata portion thereof) during each year of the Employment Period.

      2.6 AUTOMOBILE. The Company shall lease a luxury automobile for use by Executive and shall pay the insurance thereon for Executive's own use thereof.

3. EXECUTIVE'S BUSINESS ACTIVITIES.

      Executive shall devote his full professional time, attention and energy to the business and affairs of the Company, as its business and affairs now exist and as they hereafter may be changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; provided, however, that Executive may serve as a director or trustee of any business enterprise or any nonprofit or governmental entity or trade association if in each case such service is approved by the Board of Directors and does not in any material way interfere with Executive's duties hereunder.

4. INTERFERENCE WITH THE COMPANY'S BUSINESS.

      For a period of one year after termination of his employment hereunder for any reason, Executive shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed (whether as a consultant, employee, agent or otherwise) by the Company.


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5. CONFIDENTIALITY.

      As used in this Agreement, the term "Confidential Information" means all information, knowledge (whether oral or written and howsoever stored or recorded), documents and other materials which Executive has had, now has or may hereafter acquire concerning or in any way related to the Company or its business, whether developed by Executive, any other employee of the Company, any consultant to the Company or any other person or entity whatsoever; provided, that the term "Confidential Information" shall not include any such information, knowledge, document or other material which is or becomes known to the public generally other than by means of any disclosure thereof by Executive or any other person or entity under a confidentiality obligation to the Company. Executive has not and never will (whether during the Employment Period or after it), directly or indirectly, disclose, divulge, communicate or use to the detriment of the Company or for Executive's own benefit or for the benefit of any other person or entity, or misuse in any way, any Confidential Information. Immediately upon termination of Executive's employment by the Company, Executive shall deliver to the Company all documents and other materials then in Executive's custody or control constituting, containing or reflecting in any way any Confidential Information, without retaining any copies or summaries thereof.

6. NON-COMPETITION.

      Without limiting the provisions of Section 1 or Section 3 of this Agreement, during the Employment Period Executive will not engage in any activity competitive with or similar to (whether or not competitive with) the business of the Company, or participate or have any interest, directly or indirectly, in any person, firm, corporation or business (either financially or as a shareholder (other than an owner of less than 5% of the voting shares of any public company), owner, creditor, employee, director, officer, partner, consultant, or in any capacity which calls for the rendering of personal services, advice or acts of management, operation or control) which carries on a business competitive with or similar to (whether or not competitive with) the business of the Company. The Company and Executive acknowledge and agree that the foregoing non-competition provisions are necessary, inter alia, to protect the Confidential Information.

7. EQUITABLE RELIEF.

      Executive acknowledges and agrees that in the event of a breach by Executive of any of the provisions of Sections 4, 5 and 6 of this Agreement, the Company would not have an adequate remedy at law and the Company shall be entitled to injunctive and other equitable relief in addition to any other remedies which may be available.

8. TERMINATION.

      This Agreement is subject to termination upon occurrence of any of the events described in this Section 8. Upon termination in all cases, the parties' respective obligations under this Agreement shall cease, except for Executive's obligations under Sections 4 and 5, and except for obligations arising prior to termination or arising pursuant to this Section 8.


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            8.1 TERMINATION BY THE COMPANY.

                  8.1.1 DEATH. This Agreement shall automatically terminate on the date of Executive's death. Upon such termination as provided in this Section 8.1.1, the Company shall have no further obligation to Executive.

                  8.1.2 DISABILITY. If Executive's physical or mental disability prevents him from fully performing his duties under this Agreement for an uninterrupted period of 150 days, the Company may terminate this Agreement by giving Executive written notice thereof at any time after said period and prior to two weeks following the end of the disability, specifying the date on which this Agreement shall terminate. The decision of any qualified physician selected in good faith by the Company as to Executive's ability fully to perform his duties under this Agreement shall be final and binding on the parties for purposes of this Section 8.1.2. Upon termination as provided in this Section 8.1.2, the Company shall have no further obligation to Executive except that the Company shall continue to provide Executive with coverage under the insurance described in Section 2.5 in accordance with its terms until the end of the Employment Period, if permitted by such insurance at no added cost to the Company.

                  8.1.3 CAUSE. The Company at any time may terminate this Agreement for Cause. "Cause" as used herein shall mean:

            (a) Executive's material breach of any of his agreements, covenants or obligations under this Agreement;

            (b) any act of insubordination, gross carelessness or misconduct, or gross neglect of duty; or

            (c) any act of fraud, dishonesty or moral turpitude or any other act by Executive which brings him or the Company into disrepute in the community or which materially and adversely affects the Company's business, affairs, reputation or prospects.

Upon termination as provided in Section 8.1.3, the Company shall have no further obligation to Executive.

                  8.1.4 OTHER TERMINATION. The Company may terminate this Agreement at any time, without Cause, in its sole discretion for any reason it deems sufficient. If the Company terminates this Agreement in a manner not provided in Sections 8.1.1, 8.1.2 or 8.1.3, the Company shall (i) pay Executive the base salary then in effect, on the terms provided in Section 2, for three years after the date of termination, regardless of the time remaining in the Employment Period, and (ii) continue to provide Executive with coverage under the insurance described in Section 2.5 as long as Executive does not enter into other employment and if permitted by such insurance at no added cost to the Company, but shall have no further obligation to him. Executive acknowledges and agrees that the payment of said base salary, and the furnishing of the insurance coverage, as provided in this Section 8.1.4 shall be in lieu of severance pay or any claim, cause of action or damages, in contract or in tort, he may otherwise have, including without limitation any damages for breach of this Agreement, and


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shall extinguish any claim or cause of action he might otherwise have had against the Company for termination for his employment.

            8.2 TERMINATION BY EXECUTIVE.

                  8.2.1 THE COMPANY'S FAILURE TO PERFORM. Executive may terminate this Agreement without any further liability to the Company for failure by the Company to perform any of its obligations hereunder, which failure continues for 30 days after written notice thereof to the Company by Executive. Upon termination as provided in this Section 8.2.1, the Company shall
(i) pay Executive the base salary then in effect, on the terms provided in
Section 2, for three years after the date of termination, regardless of the time remaining in the Employment Period, and (ii) continue to provide Executive with the coverage under the insurance described in Section 2.5 as long as Executive does not enter into other employment and if permitted by such insurance at no added cost to the Company, but shall have no further obligation to him. Executive acknowledges and agrees that the payment of said base salary, and the furnishing of said insurance coverage, as provided in this Section 8.2.1 shall be in lieu of severance pay or any claim, cause of action or damages, in contract or in tort, he may otherwise have, including without limitation damages for breach of this Agreement, and shall extinguish any claim or cause of action he might otherwise have had against the Company for termination of his employment.

                  8.2.2 TERMINATION AFTER CHANGE OF CONTROL. Executive may terminate this Agreement, for Good Reason, at any time within two years after a Change of Control. Upon termination as provided in this Section 8.2.2, the Company shall (i) pay Executive the base salary then in effect, on the terms provided in Section 2, for three years after the date of termination, regardless of the time remaining in the Employment Period (less any amounts Executive earns from other employment during such period), and (ii) continue to provide Executive with coverage under the insurance described in Section 2.5 as long as Executive does not enter into other employment and if permitted by such insurance at no added cost to the Company. As used in this Section 8.2.2, the terms "Change of Control" and "Good Reason" shall have the following meanings:

                  "Change of Control" means (i) any merger or
            consolidation in which the Company is not the surviving entity or sale of substantially all of the assets of the Company; provided, however, if the Board of Directors and officers remain in their positions for at least 12 months following the transaction with the same authority and control that existed prior to the transaction then this provision shall not apply, (ii) a tender offer or exchange offer for the outstanding shares of the Company as a result of which the offeror acquires in excess of 50% of the Company's outstanding shares, or (iii) a merger or consolidation of the Company with another corporation or entity that results in the former stockholders of the Company, as they existed immediately prior to such merger or consolidation, owning in the aggregate less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity; provided, however, if the Board of Directors and officers remain in their positions for at least 12 months following the transaction with


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            the same authority and control that existed prior to the
            transaction then this provision shall not apply, or (iv) any other transaction that, although different in form, accomplishes substantially the same results as (i), (ii) or (iii).

                  "Good Reason" means (i) the assignment to Executive
            of any duties inconsistent with his duties and status with the Company immediately prior to the Change of Control, or a reduction in Executive's responsibilities, titles or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to re-elect Executive to any such positions, except in connection with the involuntary termination of Executive's employment for Cause, or as a result of Executive's death, disability or retirement, or voluntary termination by Executive for other than Good Reason; (ii) a reduction in Executive's base salary as in effect immediately prior to the Change of Control; (iii) the requirement that Executive be based anywhere other than within a 50-mile radius of the Company's location immediately prior to a Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations; or
            (iv) the failure by the Company to continue in effect, or a change of Executive's participation or benefits under, any bonus or incentive compensation plan, any employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which Executive is participating immediately prior to a Change of Control, the effect of which would be to materially reduce Executive's benefits under such plans as such existed immediately prior to the Change of Control.

Notwithstanding the foregoing, if any payment to be made or benefit to be provided to Executive pursuant to this Section 8.2.2, after taking into account all other payments or benefits provided by the Company to Executive, would constitute a "parachute payment" as defined in Section 280G of the Code, then the payments to be made or benefits to be provided to Executive shall be reduced so that the aggregate present value of all parachute payments does not exceed 299% of Executive's "annualized includible compensation for the base period" (as such term is defined in Section 280G(d)(1) of the Code). The determination of any reduction in the payments or benefits to be provided to Executive shall be made by the Company and the Company's determination shall be conclusive and binding on Executive.

                  8.2.3 OTHER TERMINATION. In addition to his rights under
Section 8.2.1 and 8.2.2 Executive may terminate this Agreement without cause, for any reason, provided that he gives the Company at least 30 days' written notice thereof. Upon termination as provided in this section 8.2.2, the Company shall have no further obligation to Executive.


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9. ARBITRATION.

                  9.1 ARBITRATION OF DISPUTES. The parties agree that all disputes, disagreements, controversies or claims of any kind, whether based on wrongful discharge, tort, breach of contract, violation of statute (including but not limited to claims of discrimination based on sex, age or race or sexual harassment under federal or state law) or otherwise, arising out of or related in any way to Executive's employment, or this Agreement, its interpretation, its application or the question of whether it has been breached, shall be submitted to final and binding arbitration in San Jose, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be one arbitrator, and the parties shall split the fee of the arbitrator as well as other costs of the arbitration.

                  9.2 WAIVER OF JURY TRIAL. EXECUTIVE ACKNOWLEDGES AND AGREES THAT BY SIGNING THIS AGREEMENT HE IS WAIVING AND HEREBY DOES WAIVE ALL RIGHTS HE MAY OTHERWISE HAVE TO BRING AN ACTION IN COURT OR HAVE A TRIAL BY JURY CONCERNING HIS EMPLOYMENT, THE POSSIBLE TERMINATION OF IT, OR ANY OTHER SUCH CLAIM, WHETHER BASED ON WRONGFUL DISCHARGE, UNLAWFUL DISCRIMINATION, TORT, BREACH OF CONTRACT, VIOLATION OF STATUTE OR OTHERWISE, AND THAT HIS SOLE REMEDY IS LIMITED TO ARBITRATION PURSUANT TO THIS SECTION 9.

10. ASSIGNMENT AND TRANSFER.

                  Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation thereof shall be void. This Agreement, shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company's assets, any corporate successor to the Company or any assignee thereof.

11. MISCELLANEOUS.

                  11.1 ATTORNEYS' FEES. In any action or dispute covered by
Section 7 or Section 9 hereof or otherwise arising out of or relating in any way to this Agreement, the party prevailing in such action or dispute shall be entitled, in addition to such other relief as may be granted, to recover its reasonable attorneys' fees and costs.

                  11.2 GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of California.

                  11.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties and supersedes any prior or contemporaneous written or oral agreements between them regarding the subject matter of this Agreement.

                  11.4 AMENDMENT. This Agreement may be amended or modified only by a writing signed by Executive and by a duly authorized representative of the Company.


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                  11.5 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable as to a particular application, then such provision shall be deemed modified to exclude such application, and such provision in all other applications, and all other provisions of this Agreement, shall continue in full force and effect without being modified, impaired or invalidated in any way.

                  11.6 CONSTRUCTION. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

                  11.7 RIGHTS CUMULATIVE. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto shall not preclude or waive its right to exercise any or all other rights and remedies hereunder. Without limiting the foregoing, the provisions of
Section 9 shall not in any way limit the rights of the Company to equitable relief under Section 7 hereof.

                  11.8 NONWAIVER. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

                  11.9 NOTICES. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, (i) with respect to Executive, to Executive's residence (as noted in the Company's records), or (ii) with respect to the Company, to the Company's principal office.

                  IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first set forth above.

Executive:

_____________________________________________________________
Richard Barton

Adatom.com, Inc.

By: __________________________________________________________

Title: _______________________________________________________



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                                TABLE OF CONTENTS

1.                 Employment.................................................53

2.                 Compensation...............................................53

        2.1        Base Salary................................................53

        2.2        Bonus......................................................54

        2.3        Reimbursements.............................................54

        2.4        Withholding................................................54

        2.5        Benefit Plans; Vacation....................................54

        2.6        Automobile.................................................54

3.                 Executive's Business Activities............................54

4.                 Interference with the Company's Business...................54

5.                 Confidentiality............................................55

6.                 Non-Competition............................................55

7.                 Equitable Relief...........................................55

8.                 Termination................................................55

        8.1        Termination by the Company.................................56

                   8.1.1   Death..............................................56

                   8.1.2   Disability.........................................56

                   8.1.3   Cause..............................................56

                   8.1.4   Other Termination..................................56

        8.2        Termination by Executive...................................57

                   8.2.1   The Company's Failure to Perform...................57

                   8.2.2   Termination After Change of Control................57

                   8.2.3   Other Termination..................................58

9.                 Arbitration................................................59

        9.1        Arbitration of Disputes....................................59

        9.2        WAIVER OF JURY TRIAL.......................................59

10.                Assignment and Transfer....................................59

11.                Miscellaneous..............................................59

        11.1       Attorneys'Fees.............................................59

        11.2       Governing Law..............................................59

        11.3       Entire Agreement...........................................59

        11.4       Amendment..................................................59

        11.5       Severability...............................................60

        11.6       Construction...............................................60

        11.7       Rights Cumulative..........................................60

        11.8       Nonwaiver..................................................60

        11.9       Notices....................................................60

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                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (No. 333-68557) of HealthCore Medical Solutions, Inc. (the "Company") on Form S-3 of our report dated November 19, 1999 with respect to the financial statements of the Company this Annual Report on Form 10-KSB for the year ended September 30, 1999.

/s/ Richard A. Eisner & Company, LLP
------------------------------------
Richard A. Eisner & Company, LLP

Florham Park, New Jersey
December 23, 1999